Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

RELYPSA, INC.

at

$32.00 Net Per Share

by

VIFOR PHARMA USA INC.,

an indirect wholly owned subsidiary

of

GALENICA AG

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, AT THE END OF THE DAY ON WEDNESDAY, AUGUST 31, 2016, UNLESS THE OFFER IS EXTENDED.

August 4, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Vifor Pharma USA Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Galenica AG, a public limited company existing under the laws of Switzerland (“Galenica”), is offering to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Relypsa, Inc., a Delaware corporation (“Relypsa”), at a price of  $32.00 per Share (the “Offer Price”) to the seller thereof in cash, without interest and less any applicable withholding taxes, on the terms and subject to the conditions set forth in the offer to purchase, dated August 4, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Offer to Purchase dated August 4, 2016.

2.	The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	The notice of guaranteed delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration date of the Offer.

4.	A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	The letter to stockholders of Relypsa from John Orwin, President and Chief Executive Officer of Relypsa, accompanied by Relypsa’s Solicitation/Recommendation Statement on Schedule 14D-9.

6.	Guidelines for Certification of Taxpayer Identification Number on Form W-9 providing information relating to federal income tax backup withholding.

7.	Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, AT THE END OF THE DAY ON WEDNESDAY, AUGUST 31, 2016, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 20, 2016 (as it may be amended or supplemented from time to time, the “Merger Agreement”) among Galenica, Relypsa and Purchaser. The Merger Agreement provides, among other things, that after the completion of the Offer and subject to specified conditions, Purchaser will merge with and into Relypsa (the “Merger”), with Relypsa continuing as the surviving corporation and an indirect wholly owned subsidiary of Galenica.

At a meeting of the board of directors of Relypsa held on July 20, 2016, the members of the Relypsa board of directors present at the meeting unanimously (a) determined that it was in the best interests of Relypsa and its stockholders for Relypsa to enter into the Merger Agreement, (b) approved and declared advisable the Merger Agreement, the performance by Relypsa of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that Relypsa’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) authorized and approved the execution, delivery and performance of the Merger Agreement by Relypsa.

The Offer is conditioned upon, among other things:

•	there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares (not including Shares tendered pursuant to guaranteed delivery procedures for which the underlying Shares have not been delivered) which, together with any Shares then owned by Purchaser, would represent at least a majority of all then outstanding Shares,

•	the expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and

•	no governmental authority of competent jurisdiction having (i) enacted, issued or promulgated any law (other than the applicable provisions of the HSR Act) that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of the Shares by Galenica or Purchaser or the Merger illegal, or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of the Shares by Galenica or Purchaser or the Merger, or (ii) issued or granted any order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of the Shares by Galenica or Purchaser or the Merger illegal, or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Galenica or Purchaser or the Merger.

Other conditions of the Offer are described in Section 13 “Conditions of the Offer” of the Offer to Purchase. See also Section 15 “Certain Legal Matters; Regulatory Approvals” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Galenica obtaining financing.

Neither Galenica nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than MacKenzie Partners, Inc. (the “Information Agent”) and the Depositary as described in the Offer to Purchase, the fees and commissions of which will be paid by Galenica) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Galenica or Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Questions and requests for assistance may be directed to the Information Agent at the address, email and telephone number set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent.

Very truly yours,

Galenica AG

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF GALENICA, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.